Exhibit 99.1

News Release

For Immediate Release

Contact:	Damon Wright
Senior Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor Announces Proposed Offering of $200 Million Convertible Senior Notes

Irvine, Calif., May 1, 2007 - Epicor Software Corporation (Nasdaq: EPIC), a provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today announced that it intends to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2027 pursuant to an effective registration statement filed with the Securities and Exchange Commission. As part of the offering, the Company intends to grant the underwriters a 30-day option to purchase up to an additional $30 million aggregate principal amount of the notes solely to cover over-allotments, if any. The notes will be unsecured. The offering price, interest rate, conversion rate and circumstances in which a holder may convert its notes and other terms will be determined by negotiations between the Company and the underwriters.

Epicor intends to use the net proceeds from the offering to repay in full the Company’s term loan outstanding under its credit facility. The balance of the net proceeds, if any, will be used for working capital, capital expenditures and other general corporate purposes, which may include funding acquisitions of businesses, technologies or product lines, although Epicor currently has no commitments or agreements for any such specific acquisition. Epicor may also use a portion of the remaining net proceeds to repurchase outstanding shares of its common stock following the completion of the offering.

Subject to the final terms of the offering and assuming the repayment of its outstanding term loan, Epicor expects the offering to be accretive to its fiscal 2007 earnings per diluted share.

UBS Investment Bank and Lehman Brothers will act as joint book-running managers for the offering. Cowen and Company, Needham & Company, and Piper Jaffray are serving as co-managers for the offering.

The issuer has filed a registration statement (including a prospectus dated May 1, 2007 and a preliminary prospectus supplement dated May 1, 2007) with the Securities and Exchange Commission for the offering to which this communication relates and will file with the SEC a final prospectus supplement for such offering. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus and preliminary prospectus supplement relating to the offering may also be obtained from UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171, telephone: 212 821 3000; or Lehman Brothers, c/o Broadridge, 1155 Long Island Avenue, Edgewood, NY 11717, fax: 631-254-7268, or email: qiana.smith@broadridge.com.